Exhibit 5.1

March 31, 2010

Silicon Graphics International Corp.

46600 Landing Parkway

Fremont, CA 94538

Re:	S-8 Registration Statement 5.1 Opinion

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Silicon Graphics International Corp. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 1,187,280 shares of the Company’s Common Stock (the “Shares”) to be issued in the following ways: (a) 977,289 shares of the Company’s Common Stock to be issued pursuant to the Company’s 2005 Equity Incentive Plan, (b) 21,164 shares of the Company’s Common Stock to be issued pursuant to the Company’s 2005 Non-Employee Directors’ Stock Option Plan, and (c) 188,827 shares of the Company’s Common Stock to be issued pursuant to the Company’s 2005 Employee Stock Purchase Plan (the Company’s 2005 Equity Incentive Plan, the Company’s 2005 Non-Employee Directors’ Stock Option Plan and the Company’s 2005 Employee Stock Purchase Plan, shall be referred herein as the “Plans”).

In connection with this opinion, we have examined the Plans, the Registration Statement and the related Prospectuses, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD KRONISH LLP

By:	/s/ Michael E. Tenta
Michael E. Tenta